EXHIBIT 10.1

41-600 Świętochłowice, Sztygarska 27 Street, Poland

DISTRIBUTION CONTRACT FOR SALE OF GOODS

F.P.H.U. "ADMAR", 41-600 Świętochłowice, Sztygarska 27 Street, Poland "Seller" has executed a Distribution Contract on March 15, 2012 with  Trance Global Entertainment Group "Buyer" St. Kusocinskiego 3, Poland "Buyer"

According to the agreement, F.P.H.U "ADMAR" agrees to develop and manufacture and supply Trance Global Entertainment Group Corp with inflatable products (Inflatable games, inflatable advertising, inflatable tents). "ADMAR" will develop, test, manufacture and supply the Products under the terms and conditions contained in the agreement. The material terms of the Contract are the following:

1. The Buyer sells in its own name and for its own account, in the Territory, the Products supplied by the Seller.

2. If  Seller is contacted by any person or entity inquiring about the purchase of Products made and designed specifically for Buyer, Seller shall refer such person or entity to Buyer for handling.

3. Total cost of the Contract amounts USD 1000000 (one million dollars US) and is defined on the grounds of the invoices or accounts, billed by the Seller.

4. The Buyer has 60 days after delivery to makes payment in the form of bank transfer on the account of the Seller after shipment is released from customs in Europe and Middle East. The payment for the Goods according to this Contract can be made in the form of prepayment on the basis of the invoices, presented by the Seller, or after receipt of the Goods by the Buyer. Convenient

5. The payment for the Goods can be made in dollars US or Euro. If the Buyer makes the payment in Euro, the Parties conduct re-calculation on dollars US. The rate of the currency exchange is the National Bank of Poland official rate of the currency exchanges upon the date of payment.

6. Bank charges are at the expense of the Buyer.

7. The Contract becomes valid since the moment of signing till its complete fulfillment.

8. This contract can be terminated by either party by delivering a 30 day written termination notice.

Description of goods:

Inflatable Games:

All kind of inflatable designs where you can slide, box, bungee and jump.

Dry or Water Slides - Big, Tall, Large or Small.

Inflatable Advertising:

New way of advertising where you can put your logo on the inflatable ad or make an inflatable example of the product. Very convenient for trade shows, fare, outside/inside advertising and does not require professional insulation.

Inflatable Tents:

Is a new form of retail stores which you can move around  and it is very easy to assemble,  all you need is to inflate it. It is very convenient and do not require professional installation. It has lower weight, less volume and will cost less in transportation.

Barbara Walaszek - President (Buyer) /S/ Barbara Walaszek	Maruszewska Izabela – President (Seller) /S/ Maruszewska Izabela